Exhibit 99.1

October 22, 2019

To Our Members:

We are pleased to announce that, based on our preliminary financial results for the third quarter of 2019, the Board of Directors of the Federal Home Loan Bank of Chicago (FHLBank Chicago) declared a dividend of 5.00% (annualized) for Class B1 activity stock and a dividend of 2.25% (annualized) for Class B2 membership stock, maintaining the levels declared for the second quarter of 2019. The dividend for the third quarter of 2019 will be paid by crediting your DID account on November 14, 2019.

The FHLBank Chicago pays a higher dividend per share on your activity stock to recognize members that use advances and, thereby, support the entire cooperative. The higher dividend received on Class B1 activity stock has the effect of lowering your borrowing costs, and this benefit has increased on a relative basis as the Federal Reserve has cut short-term interest rates twice in the third quarter. Based on current projections and assumptions about our financial condition and the economic outlook, we expect to maintain a 5.00% (annualized) level of dividend for Class B1 activity stock for the next two quarters. We are providing this information to assist you in planning your advance activity with us.

In addition, we are making a change effective this month to enhance your ease of using the Bank. Beginning on October 31, 2019, we will no longer automatically repurchase excess stock on a weekly basis. However, you can continue to request repurchases of excess stock at any time. This change will enable you to retain excess stock which for many members will simplify managing your stock balances and will provide you a dividend benefit on the excess membership stock you choose to retain. For more information on our excess stock repurchase process, please refer to this FAQ.

We expect to report net income of $79 million for the third quarter of 2019 when we file our Form 10-Q with the Securities and Exchange Commission next month. Our preliminary and unaudited financial results are included here. Details on the dividend payments declared for the third quarter of 2019, the dividend guidance provided in this letter, and our third quarter 2019 financial highlights are provided here.

Third Quarter 2019 Financial Highlights: Advances, Letters of Credit, and MPF®
At the end of the third quarter of 2019, activity on advances, letters of credit, and Mortgage Partnership Finance® (MPF®) Program loans outstanding remained strong.

•	Advances outstanding totaled $57.6 billion, up $5.0 billion from year-end 2018.

•	Letters of credit commitments totaled $23.8 billion, down $0.5 billion from year-end 2018.

•	MPF loans held in portfolio totaled $9.0 billion, up $1.9 billion from year-end 2018.

Investing In Your Communities: Community First® Disaster Relief Funding, DPP®, and AHP
Earlier this month, we announced $500,000 in financial assistance for flood-hit communities in Illinois and Wisconsin. Through our Community First® Disaster Relief Program, $5,000 grants are available on a first-come, first-served basis through December 20, 2019, to help you to provide assistance to eligible households and businesses in certain FEMA-declared disaster areas. Visit fhlbc.com for more information.

In addition, please note that Downpayment Plus® (DPP®) and Downpayment Plus Advantage® (DPP Advantage®) funds are still available for reservation in the fourth quarter. To access DPP and DPP Advantage programs to support your income-eligible customers achieve homeownership, please contact your sales director.

Finally, in December, we look forward to announcing our competitive Affordable Housing Program (AHP) awards to support the construction, acquisition, and/or rehabilitation of housing units across our district and throughout the country.

Community Investment Advisory Council Nominations and Director Election
Currently underway are two important selection processes-nominations for our Community Investment Advisory Council and the election of our Member and Independent Directors. The deadlines for Community Investment Advisory Council nominations and the Director Election are October 31, 2019, and November 5, 2019, respectively. Your participation in the nominations to the Council and election of our Directors are two important ways in which you can contribute to the overall effectiveness of the Bank.

As we begin to approach the end of what has been so far another successful year at the Federal Home Loan Bank of Chicago, we would like to thank you for your membership. Serving you, our members, in an effective and efficient manner remains our primary goal as we continue to evolve to support the changing requirements of your businesses.

Best regards,

Matt Feldman
President and CEO

Third Quarter 2019 Dividend and Dividend Forecast
On October 22, 2019, the Board of Directors of the Federal Home Loan Bank of Chicago (FHLBank Chicago) maintained the dividends declared on Class B1 activity stock and Class B2 membership stock. Based on our preliminary financial results for the third quarter of 2019, the Board of Directors declared a dividend of 5.00% (annualized) for Class B1 activity stock and a dividend of 2.25% (annualized) for Class B2 membership stock.

The actual effective combined dividend rate on the total stock held by each member depends on each member’s level of activity with the FHLBank Chicago during the third quarter of 2019 and the relative number of shares of activity and membership capital stock held by each member. The dividend for the third quarter of 2019 will be paid by crediting your DID account on November 14, 2019.

Based on current projections and assumptions about our financial condition and the economic outlook, we expect to maintain a 5.00% (annualized) level of dividend for Class B1 activity stock for the next two quarters. We continue to work to support a reliable dividend on our stock, but any future dividend payment remains subject to determination and declaration by our Board of Directors and may be impacted by a change in financial or economic conditions, regulatory and statutory limitations, and any other relevant factors.

Third Quarter 2019 Financial Highlights
For more details, please refer to the Condensed Statements of Income and Statements of Condition here. The financial results discussed are preliminary and unaudited. We expect to file our third quarter 2019 Form 10-Q with the Securities and Exchange Commission (SEC) next month. You can access it on our website, fhlbc.com, or through the SEC’s reporting website.

•	Advances outstanding increased $5.0 billion to $57.6 billion at September 30, 2019, up from $52.6 billion at December 31, 2018.

•
MPF Loans held in portfolio increased to $9.0 billion at September 30, 2019, up from $7.1 billion at December 31, 2018, due mainly to refinancing and loan origination activity as mortgage rates have declined.

•	Total investment securities increased 7% to $22.9 billion at September 30, 2019, up from $21.3 billion at December 31, 2018, as purchases exceeded paydowns and maturities.

•
Total assets increased to $102.5 billion as of September 30, 2019, compared to $92.9 billion as of December 31, 2018, due mainly to growth in our advances outstanding, MPF Loans, and total investment securities.

•	We recorded net income of $79 million in the third quarter of 2019, up from $77 million in the third quarter of 2018.

•
Net interest income for the third quarter of 2019 was $113 million, down from $126 million for the third quarter of 2018, primarily due to our higher-earning legacy investment portfolio continuing to pay down, increasing our lower-yielding liquidity portfolio, and funding our statement of condition with debt at higher rates than the same period a year ago.

•
In the third quarter of 2019, noninterest income was $29 million, up $23 million from $6 million for the third quarter of 2018, primarily due to net gains from financial instruments for which we have elected the fair value option.

•	Letters of credit commitments decreased to $23.8 billion at September 30, 2019, down from $24.3 billion at December 31, 2018.

•	We remained in compliance with all of our regulatory capital requirements as of September 30, 2019.

Forward-Looking Information: This publication contains forward-looking statements which are based upon our current expectations and speak only as of the date hereof. All statements other than statements of historical fact are “forward-looking statements,” including any projections or guidance of dividends or other financial items; any statements of the plans, strategies, and objectives for future operations; any statements of belief; and any statements of assumptions underlying any of the foregoing. These statements may use forward-looking terms, such as “anticipates,” “believes,” “expects,” “could,” “plans,” “estimates,” “may,” “should,” “will,” or their negatives or other variations on these terms. We caution that, by their nature, forward-looking statements involve risks or uncertainties, that actual results could differ materially from those expressed or implied in these forward-looking statements, and that actual events could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, maintaining compliance with regulatory and statutory requirements relating to our dividend payments and retained earnings, a decrease in our levels of business which may negatively impact our results of operations or financial condition, the reliability of our projections, assumptions, and models on future financial performance and condition, instability in the credit and debt markets, economic conditions (including effects on, among other things, mortgage-backed securities), changes in mortgage interest rates and prepayment speeds on mortgage assets, our ability to execute our business model and to pay future dividends (including enhanced dividends on activity stock), our ability to meet required conditions to repurchase or redeem excess capital stock from our members, including maintaining compliance with our minimum regulatory capital requirements and determining our financial condition is sound enough to support such repurchases and redemptions, our ability to continue to offer the Reduced Capitalization Advance Program, our ability to implement product enhancements and new products, the impacts of regulatory changes to Federal Home Loan Bank membership requirements, capital requirements, and liquidity requirements by the Federal Housing Finance Agency, the loss of members through mergers and consolidations, our ability to protect the security of our information systems and manage any failures, interruptions, or breaches, uncertainties relating to the potential phase-out of the London Interbank Offered Rate (LIBOR), and the risk factors set forth in our periodic filings with the Securities and Exchange Commission, which are available on our website at fhlbc.com. We assume no obligation to update any forward-looking statements made in this publication. The financial results discussed in this publication are preliminary and unaudited. “Community First,” “Downpayment Plus,” “Downpayment Plus Advantage,” “Mortgage Partnership Finance,” and “MPF” are registered trademarks of the Federal Home Loan Bank of Chicago.

Condensed Statements of Condition
(Dollars in millions)
(Preliminary and Unaudited)
	September 30, 2019	December 31, 2018	Change
Cash and due from banks, interest bearing deposits, Federal Funds sold, and securities purchased under agreement to resell	$12,671	$11,407	11%
Investment securities	22,869	21,305	7%
Advances	57,629	52,628	10%
MPF Loans held in portfolio, net of allowance for credit losses	9,004	7,103	27%
Other	370	414	(11)%
Assets	$102,543	$92,857	10%

Consolidated obligation discount notes	$47,647	$43,166	10%
Consolidated obligation bonds	46,738	42,250	11%
Other	2,612	2,152	21%
Liabilities	96,997	87,568	11%
Capital stock	1,846	1,698	9%
Retained earnings	3,722	3,536	5%
Accumulated other comprehensive income (loss)	(22)	55	(140)%
Capital	5,546	5,289	5%
Total liabilities and capital	$102,543	$92,857	10%

Member standby letters of credit - off balance sheet	$23,753	$24,306	(2)%

Condensed Statements of Income
(Dollars in millions)
(Preliminary and Unaudited)
	For the three months ended September 30,			For the year to date ended September 30,
	2019	2018	Change	2019	2018	Change
Interest income	$662	$603	10%	$2,051	$1,660	24%
Interest expense	(549)	(477)	15%	(1,704)	(1,278)	33%
Net interest income	113	126	(10)%	347	382	(9)%
Reversal of (provision for) credit losses	—	1	(100)%	—	1	(100)%
Net interest income after reversal of (provision for) credit losses	113	127	(11)%	347	383	(9)%
Noninterest income	29	6	383%	68	15	353%
Noninterest expense	(54)	(47)	15%	(156)	(135)	16%
Income before assessments	88	86	2%	259	263	(2)%
Affordable Housing Program assessment	(9)	(9)	—%	(27)	(27)	—%
Net income	$79	$77	3%	$232	$236	(2)%

Average interest bearing assets	$97,538	$92,008	6%	$96,166	$91,918	5%
Net interest income yield on average interest earning assets	0.46%	0.55%	(0.09)%	0.48%	0.55%	(0.07)%